PRESS RELEASE

Investor Contact:	Media Contact:

Scott D. Peters CEO, Chairman & President Healthcare Trust of America, Inc. 480.998.3478 scottpeters@htareit.com	Saskia Sidenfaden Director of Media Relations Financial Relations Board 212.827.3771 ssidenfaden@mww.com

Healthcare Trust of America, Inc. Engages JP Morgan as Lead Strategic Advisor, Receives Commitment
for Credit Facility and States Intention to Terminate Follow-On Offering Early

Scottsdale, Arizona (August 16, 2010) – Healthcare Trust of America, Inc. (“HTA” or the “Company”), a self-managed, non-traded, real estate investment trust, announced today three actions intended to enhance stockholder value.

First, the Company has engaged J.P. Morgan Securities, Inc. (“JP Morgan”) to act as its lead strategic advisor. JP Morgan will assist the Company’s board and management team in exploring various actions to maximize stockholder value, including the assessment of various liquidity alternatives. The Company has previously disclosed that it intends to effect a liquidity event by September 2013.

Second, the Company and JP Morgan have agreed that JP Morgan will serve as a Joint Lead Arranger and Joint Bookrunner for a new $200 million unsecured revolving credit facility. JPMorgan Chase Bank, N.A., has committed $75 million to the new credit facility. The Company has received proposals for commitments from a number of banks which exceed the amount of the credit facility. The Company believes that this credit facility commitment reflects the financial strength of the Company, its balance sheet and its portfolio. This credit facility will replace the Company’s existing secured credit facility. It will have an initial term of 12 months, with one six-month extension. With this credit facility, the Company will have the ability to timely utilize corporate-level debt, if and when needed, for strategic acquisitions and other corporate purposes.

Third, the Company intends to close its follow-on offering early, subject to market conditions, on or before April 30, 2011 but not earlier than November 30, 2010. The Company’s publicly registered follow-on offering is currently scheduled to expire on March 19, 2012, unless extended. In the event the Company decides to terminate the follow-on offering before April 30, 2011, the Company will provide at least 30 days prior notice to its stockholders;. The Company will not terminate the follow-on offering early unless and until the Company determines that an early termination is in the best interests of its stockholders and market conditions are favorable.

For more information on Healthcare Trust of America, Inc., please visit www.htareit.com.

About Healthcare Trust of America, Inc.

Healthcare Trust of America, Inc. is a self-managed, publicly registered, non-traded, real estate investment trust. Since January 1, 2010, HTA has acquired approximately $273.9 million in medical office and healthcare-related assets. These assets include a total of 14 acquisitions representing approximately 1.3 million square feet. Since its formation in 2006, HTA has made 67 geographically diverse acquisitions valued at approximately $1.73 billion based on purchase price, which includes 203 buildings and two other real estate-related assets. HTA’s portfolio totals approximately 8.7 million square feet, and includes 184 medical office buildings, six hospitals, nine skilled nursing and assisted living facilities and four other office buildings located in 21 states.

FORWARD-LOOKING LANGUAGE

This press release contains certain forward-looking statements with respect to HTA. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: we may not be able to execute a strategic transaction, including one that provides liquidity to our stockholders, on terms that are favorable to our stockholders or at all; and we may not be able to close the unsecured credit facility on terms that are favorable to us or at all. In addition, our results may impacted by, among other things, changes in the condition of the debt and equity capital markets; changes in general economic and real estate conditions; uncertainties relating to the implementation of recent healthcare legislation; uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of HTA’s real estate investment strategy; and other risk factors as outlined in HTA’s periodic reports, as filed with the Securities and Exchange Commission.

This is not an offer to sell or a solicitation of an offer to buy any securities.